Exhibit 99

Dollar General Corporation Reports First Quarter 2020 Results

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--May 28, 2020--Dollar General Corporation (NYSE: DG) today reported financial results for its fiscal year 2020 first quarter (13 weeks) ended May 1, 2020.

  Net Sales Increased 27.6%; Same-Store Sales Increased 21.7%
  Operating Profit Increased 69.2% to $866.8 million
  Diluted Earnings Per Share (“EPS”) Increased 73.0% to $2.56
  Cash Flows From Operations Increased 202.4% to $1.7 billion
  Company Issued $1.5 Billion of Senior Notes
  Board of Directors Declares Second Quarter 2020 Cash Dividend of $0.36 per share
  Company Provides Fiscal Year 2020 Financial Update

“These are certainly unprecedented times, and our hearts go out to everyone who has been affected by the COVID-19 pandemic,” said Todd Vasos, Dollar General’s chief executive officer. “We are very grateful for those serving on the front lines, and particularly our store associates, distribution center employees and private fleet drivers for their incredible efforts. In the midst of a very challenging operating environment, our team members have been tirelessly committed to fulfilling the Company’s mission of Serving Others, and we could not be more proud of how they have responded to the needs of our communities. As a result of their efforts, we are very pleased to report strong first-quarter financial results.”

“Looking ahead, we remain committed to our operating priorities and strategic initiatives to drive continued growth and meaningful long-term value for shareholders. As one of America’s essential retailers, we believe our unique brick-and-mortar footprint positions us well to continue delivering value and convenience for our customers, particularly at a time when they need us most.”

First Quarter 2020 Highlights
Net sales increased 27.6% to $8.4 billion in the first quarter of 2020 compared to $6.6 billion in the first quarter of 2019. The net sales increase included positive sales contributions from new stores and growth in same-store sales, modestly offset by the impact of store closures. Same-store sales increased 21.7% compared to the first quarter of 2019, driven by increases in both average transaction amount and customer traffic. Same-store sales increased in each of the consumables, seasonal, home products and apparel categories, with the largest percentage increase in the home products category. The Company believes consumer behavior driven by COVID-19 had a significant positive effect on net sales and same-store sales.

Gross profit as a percentage of net sales was 30.7% in the first quarter of 2020 compared to 30.2% in the first quarter of 2019, an increase of 49 basis points. This gross profit rate increase was primarily attributable to a reduction in markdowns as a percentage of net sales and higher initial markups on inventory purchases; partially offset by an increase in distribution costs, which were driven by increased volume and discretionary bonus expense. As a result of the significant increase in sales, the Company believes consumer behavior driven by COVID-19 also had a significant positive effect on gross profit dollars.

Selling, general and administrative expenses (“SG&A”) as a percentage of net sales were 20.5% in the first quarter of 2020 compared to 22.5% in the first quarter of 2019, a decrease of 204 basis points. Although the Company incurred certain incremental costs related to COVID-19, they were more than offset by the significant increase in net sales discussed above. Expenses that were lower as a percentage of net sales in the current year period include occupancy costs, retail labor, utilities, depreciation and amortization, and taxes and licenses. These items were partially offset by increased incentive compensation expenses.

Operating profit for the first quarter of 2020 increased 69.2% to $866.8 million compared to $512.2 million in the first quarter of 2019.

The effective income tax rate in the first quarter of 2020 was 22.2% compared to 20.8% in the first quarter of 2019. This higher effective income tax rate was primarily due to an increase in pre-tax earnings in the 2020 period compared to the 2019 period while items impacting the effective rate, such as the benefits from stock-based compensation and federal tax credits, remained materially the same in amount in both the 2020 and 2019 periods.

The Company reported net income of $650 million for the first quarter of 2020 compared to $385 million in the first quarter of 2019. Diluted EPS increased 73.0% to $2.56 for the first quarter of 2020 compared to diluted EPS of $1.48 in the first quarter of 2019.

COVID-19 Update
To demonstrate continued appreciation for the exceptional efforts of employees, and to further safeguard the well-being of its team members and customers, Dollar General took the following actions during the quarter:

  Awarded approximately $60 million in appreciation bonuses to front-line workers
  Temporarily adjusted benefits and leave policies, including offering additional paid time off for those who received a COVID-19 diagnosis or who were required to care for an immediate family or household member who received a COVID-19 diagnosis, and an additional enrollment period for Telehealth services
  Provided masks, gloves, and hand sanitizer to employees in stores and distribution centers
  Implemented social distancing measures inside stores and distribution center common areas
  Initiated installation of plexiglass barriers at checkout registers (now completed throughout the chain)
  Reduced store operating hours to allow for additional time to clean and re-stock shelves
  Dedicated a “senior” hour every day for the most vulnerable community members to shop
  Donated $250,000 to the Dollar General Employee Assistance Foundation
  Provided discounts for first responders, medical personnel, and National Guard members

Merchandise Inventories
As of May 1, 2020, total merchandise inventories, at cost, were $4.1 billion compared to $4.1 billion as of May 3, 2019, a decrease of 5.5% on a per-store basis.

Capital Expenditures
Total additions to property and equipment in the first quarter of 2020 were $195 million, including approximately: $75 million for improvements, upgrades, remodels and relocations of existing stores; $73 million for store facilities, primarily for leasehold improvements, fixtures and equipment in new stores; $32 million for distribution and transportation related projects; and $12 million for information systems upgrades and technology-related projects. During the first quarter of 2020, the Company opened 250 new stores, remodeled 481 stores and relocated 17 stores.

Share Repurchases
The Company temporarily suspended repurchases of its common stock under its share repurchase program during the first quarter of 2020 to evaluate the implications of the COVID-19 pandemic. The Company repurchased $63 million of its common stock, or 0.5 million shares, under the share repurchase program at an average price of $139.83 per share in the first quarter of 2020 prior to the decision to suspend the program. The total remaining authorization for future repurchases was $1.1 billion at the end of the first quarter of 2020. Under the authorization, purchases may be made in the open market or in privately negotiated transactions from time to time subject to market and other conditions. The authorization has no expiration date.

Dividend
On May 27, 2020, the Company’s Board of Directors declared a quarterly cash dividend of $0.36 per share on the Company’s common stock, payable on or before July 21, 2020 to shareholders of record on July 7, 2020. While the Board of Directors intends to continue regular cash dividends, the declaration and amount of future dividends are subject to the sole discretion of the Board and will depend upon, among other things, the Company’s results of operations, cash requirements, financial condition, contractual restrictions, and other factors the Board may deem relevant in its sole discretion.

Liquidity
To further strengthen the Company’s liquidity position during the quarter, the Company issued $1.0 billion of 3.5% Senior Notes due in 2030 and $500.0 million of 4.125% Senior Notes due in 2050. As of May 1, 2020, the Company had $2.7 billion in cash and cash equivalents as well as $1.1 billion of availability under its revolving credit facility.

Fiscal Year 2020 Update
As noted above, the Company realized a significant sales benefit in the first quarter of the fiscal year as a result of COVID-19. In addition, since the end of the first quarter, the Company has continued to experience elevated demand in its stores, albeit with slightly more variability and some moderation in recent days. As a result, through May 26, 2020, same-store sales have increased approximately 22% as compared to the comparable period in the 2019 fiscal year.

Due to the significant uncertainty that continues to exist around the severity and duration of the COVID-19 pandemic, including its impact on the U.S. economy, consumer behavior and the Company’s business, there is a lack of visibility for the remainder of 2020 with many unknowns. As a result, it is difficult to predict specific outcomes. While the Company expects it will exceed the fiscal 2020 net sales, same-store sales and diluted EPS guidance that was issued on March 12, 2020, the Company is not able to forecast the extent of such upside for the reasons mentioned above and accordingly is withdrawing the guidance issued on March 12, 2020.

However, for fiscal year 2020, the Company continues to plan for:

  Capital expenditures in the range of $925 million to $975 million, including those related to investments in the Company’s strategic initiatives
  Approximately 2,600 real estate projects, including 1,000 new store openings, 1,500 mature store remodels, and 80 store relocations.

In addition, the Company currently intends to resume share repurchase activity as soon as management determines it is prudent and advisable to do so, which may be as early as the 2020 second quarter.

Conference Call Information
The Company will hold a conference call on May 28, 2020 at 9:00 a.m. CT/10:00 a.m. ET, hosted by Todd Vasos, chief executive officer, Jeff Owen, chief operating officer, and John Garratt, chief financial officer. To participate via telephone, please call (877) 407-0890 at least 10 minutes before the conference call is scheduled to begin. The conference ID is 13702341. There will also be a live webcast of the call available at https://investor.dollargeneral.com under “News & Events, Events & Presentations.” A replay of the conference call will be available through June 25, 2020, and will be accessible via webcast replay or by calling (877) 660-6853. The conference ID for the telephonic replay is 13702341.

Forward-Looking Statements
This press release contains forward-looking information within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act. Forward-looking statements include those regarding the Company’s outlook, strategy, initiatives, plans and intentions including, but not limited to, statements made within the quotation of Mr. Vasos and in the sections entitled “Share Repurchases,” “Dividend,” and “Fiscal Year 2020 Update.” A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “outlook,” “may,” “will,” “should,” “could,” “would,” “can,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “forecast,” “assume,” “opportunities,” “intend,” “continue,” ”future,” “long-term,” ”guidance,” “looking ahead,” “subject to,” “committed,” “focus on,” or “likely to,” and similar expressions that concern the Company’s strategy, plans, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts as of the date of this release, which are based on many detailed assumptions that the Company believes are reasonable. However, it is very difficult to predict the effect of known factors on the Company’s future results, and the Company cannot anticipate all factors that could affect future results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

  risks related to the COVID-19 pandemic, including but not limited to, the effects on the Company’s supply chain, distribution network, store and distribution center growth, store and distribution center closures, transportation and distribution costs, SG&A expenses, share repurchase activity, as well as domestic and foreign economies and customers’ spending patterns;
  economic factors, including but not limited to employment levels; inflation; higher fuel, energy, healthcare and housing costs, interest rates, consumer debt levels, and tax rates; tax law changes that negatively affect credits and refunds; lack of available credit; decreases in, or elimination of, government subsidies such as unemployment and food assistance programs; commodity rates; transportation, lease and insurance costs; wage rates; foreign exchange rate fluctuations; measures that create barriers to or increase the costs of international trade (including increased import duties or tariffs); and changes in laws and regulations, and their effect on, as applicable, customer spending and disposable income, the Company’s ability to execute its strategies and initiatives, the Company’s cost of goods sold, and the Company’s SG&A expenses (including real estate costs);
  failure to achieve or sustain the Company’s strategies and initiatives, including those relating to merchandising, real estate and new store development, store formats, digital, shrink, sourcing, private brand, inventory management, supply chain, store operations, expense reduction, technology, the Company’s Fresh initiative and the Company’s Fast Track initiative;
  failure to timely and cost-effectively execute the Company’s real estate projects or to anticipate or successfully address the challenges imposed by the Company’s expansion, including into new states or urban areas;
  competitive pressures and changes in the competitive environment and the geographic and product markets where the Company operates, including, but not limited to, pricing, promotional activity, expanded availability of mobile, web-based and other digital technologies, and alliances or other business combinations;
  levels of inventory shrinkage;
  failure to successfully manage inventory balances;
  failure to maintain the security of the Company’s business, customer, employee or vendor information or to comply with privacy laws;
  damage or interruption to the Company’s information systems as a result of external factors, staffing shortages or challenges in maintaining or updating the Company’s existing technology or developing or implementing new technology;
  a significant disruption to the Company’s distribution network, the capacity of the Company’s distribution centers or the timely receipt of inventory, or delays in constructing or opening new distribution centers;
  risks and challenges associated with sourcing merchandise from suppliers, including, but not limited to, those related to international trade;
  product liability, product recall or other product safety or labeling claims;
  the impact of changes in or noncompliance with governmental regulations and requirements (including, but not limited to, those relating to environmental compliance, product and food safety or labeling, information security and privacy, labor and employment, employee wages, and those governing the sale of products, as well as tax laws, the interpretation of existing tax laws, or the Company’s failure to sustain its reporting positions negatively affecting the Company’s tax rate) and developments in or outcomes of private actions, class actions, multi-district litigation, arbitrations, derivative actions, administrative proceedings, regulatory actions or other litigation;
  incurrence of material uninsured losses, excessive insurance costs or accident costs;
  natural disasters, unusual weather conditions (whether or not caused by climate change), pandemic outbreaks, acts of violence or terrorism, and global political events;
  failure to attract, train and retain qualified employees while controlling labor costs and other labor issues;
  loss of key personnel or inability to hire additional qualified personnel;
  risks associated with the Company’s private brands, including, but not limited to, the Company’s level of success in improving their gross profit rate;
  seasonality of the Company’s business;
  deterioration in market conditions, including market disruptions, limited liquidity and interest rate fluctuations, or changes in the Company’s credit profile;
  new accounting guidance or changes in the interpretation or application of existing guidance;
  the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q; and
  such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation, and specifically disclaims any duty, to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

Investors should also be aware that while the Company does, from time to time, communicate with securities analysts and others, it is against the Company’s policy to disclose to them any material, nonpublic information or other confidential commercial information. Accordingly, shareholders should not assume that the Company agrees with any statement or report issued by any securities analyst regardless of the content of the statement or report. Furthermore, the Company has a policy against confirming projections, forecasts or opinions issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the Company’s responsibility.

About Dollar General Corporation
Dollar General Corporation has been delivering value to shoppers for more than 80 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at everyday low prices in convenient neighborhood locations. Dollar General operated 16,500 stores in 46 states as of May 1, 2020. In addition to high-quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Clorox, Energizer, Procter & Gamble, Hanes, Coca-Cola, Mars, Unilever, Nestle, Kimberly-Clark, Kellogg's, General Mills, and PepsiCo. Learn more about Dollar General at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	May 1	May 3	January 31
	2020	2019	2020
ASSETS
Current assets:
Cash and cash equivalents	$2,673,912	$271,111	$240,320
Merchandise inventories	4,107,331	4,109,759	4,676,848
Income taxes receivable	17,191	25,164	76,537
Prepaid expenses and other current assets	194,049	177,735	184,163
Total current assets	6,992,483	4,583,769	5,177,868
Net property and equipment	3,320,141	3,008,425	3,278,359
Operating lease assets	8,960,805	8,140,326	8,796,183
Goodwill	4,338,589	4,338,589	4,338,589
Other intangible assets, net	1,199,961	1,200,164	1,200,006
Other assets, net	36,334	33,011	34,079
Total assets	$24,848,313	$21,304,284	$22,825,084

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$580	$555	$555
Current portion of operating lease liabilities	991,054	894,469	964,805
Accounts payable	2,954,361	2,452,898	2,860,682
Accrued expenses and other	791,368	560,007	709,156
Income taxes payable	105,865	48,787	8,362
Total current liabilities	4,843,228	3,956,716	4,543,560
Long-term obligations	3,967,221	2,732,105	2,911,438
Long-term operating lease liabilities	7,956,759	7,238,945	7,819,683
Deferred income taxes	700,098	629,864	675,227
Other liabilities	171,553	173,985	172,676
Total liabilities	17,638,859	14,731,615	16,122,584

Commitments and contingencies

Shareholders' equity:
Preferred stock	-	-	-
Common stock	220,259	226,032	220,444
Additional paid-in capital	3,332,283	3,275,917	3,322,531
Retained earnings	3,659,804	3,074,584	3,162,660
Accumulated other comprehensive loss	(2,892)	(3,864)	(3,135)
Total shareholders' equity	7,209,454	6,572,669	6,702,500
Total liabilities and shareholders' equity	$24,848,313	$21,304,284	$22,825,084

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter Ended
	May 1	% of Net	May 3	% of Net
	2020	Sales	2019	Sales
Net sales	$8,448,449	100.00%	$6,623,185	100.00%
Cost of goods sold	5,852,757	69.28	4,620,909	69.77
Gross profit	2,595,692	30.72	2,002,276	30.23
Selling, general and administrative expenses	1,728,908	20.46	1,490,039	22.50
Operating profit	866,784	10.26	512,237	7.73
Interest expense	30,493	0.36	25,933	0.39
Income before income taxes	836,291	9.90	486,304	7.34
Income tax expense	185,845	2.20	101,291	1.53
Net income	$650,446	7.70%	$385,013	5.81%

Earnings per share:
Basic	$2.58		$1.49
Diluted	$2.56		$1.48
Weighted average shares outstanding:
Basic	251,780		259,021
Diluted	253,627		260,265

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the 13 Weeks Ended
	May 1	May 3
	2020	2019
Cash flows from operating activities:
Net income	$650,446	$385,013
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	137,655	122,485
Deferred income taxes	24,784	10,303
Noncash share-based compensation	18,968	13,631
Other noncash (gains) and losses	1,569	3,527
Change in operating assets and liabilities:
Merchandise inventories	567,902	(14,252)
Prepaid expenses and other current assets	(12,000)	(7,392)
Accounts payable	110,126	39,707
Accrued expenses and other liabilities	81,113	(47,679)
Income taxes	156,849	71,394
Other	(1,086)	(2,542)
Net cash provided by (used in) operating activities	1,736,326	574,195

Cash flows from investing activities:
Purchases of property and equipment	(195,434)	(144,757)
Proceeds from sales of property and equipment	466	453
Net cash provided by (used in) investing activities	(194,968)	(144,304)

Cash flows from financing activities:
Issuance of long-term obligations	1,494,315	-
Repayments of long-term obligations	(555)	(525)
Net increase (decrease) in commercial paper outstanding	(425,200)	(121,300)
Borrowings under revolving credit facilities	300,000	-
Repayments of borrowings under revolving credit facilities	(300,000)	-
Costs associated with issuance of debt	(13,623)	-
Repurchases of common stock	(63,080)	(199,986)
Payments of cash dividends	(90,617)	(82,756)
Other equity and related transactions	(9,006)	10,300
Net cash provided by (used in) financing activities	892,234	(394,267)

Net increase (decrease) in cash and cash equivalents	2,433,592	35,624
Cash and cash equivalents, beginning of period	240,320	235,487
Cash and cash equivalents, end of period	$2,673,912	$271,111

Supplemental cash flow information:
Cash paid for:
Interest	$48,339	$48,960
Income taxes	$4,154	$19,623
Supplemental schedule of non-cash investing and financing activities:
Right of use assets obtained in exchange for new operating lease liabilities	$418,239	$358,806
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$93,801	$91,384

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter Ended
	May 1	May 3
	2020	2019	% Change
Consumables	$6,703,449	$5,213,155	28.6%
Seasonal	917,912	736,978	24.6%
Home products	498,282	375,713	32.6%
Apparel	328,806	297,339	10.6%
Net sales	$8,448,449	$6,623,185	27.6%

Store Activity

		For the Quarter Ended
		May 1	May 3
		2020	2019

Beginning store count		16,278	15,370
New store openings		250	240
Store closings		(28)	(13)
Net new stores		222	227
Ending store count		16,500	15,597
Total selling square footage (000's)		121,930	115,468
Growth rate (square footage)		5.6%	5.5%

Contacts

Investor Contacts:
Donny Lau (615) 855-5591
Kevin Walker (615) 855-4954

Media Contact:
Crystal Ghassemi (615) 855-5210